UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 30, 2023

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3801 South Oliver Wichita, Kansas 67210

(Address of principal executive offices)(zip code)

(316) 526-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	SPR	New York Stock Exchange

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Thomas C. Gentile III

Effective as of September 30, 2023 (the “Separation Date”), Thomas C. Gentile III ceased to serve as the President and Chief Executive Officer of Spirit AeroSystems Holdings, Inc. (the “Company”) and as a member of the Board of Directors (the “Board”) of the Company.

Spirit AeroSystems, Inc. (the “Employer”) entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Gentile. Pursuant to the Separation Agreement, so long as Mr. Gentile does not revoke his acceptance of the Separation Agreement within the time provided to do so and satisfies the other terms and conditions of the Separation Agreement (including compliance with the Restrictive Covenants, as defined below), Mr. Gentile will receive the following consideration in accordance with the terms of Section 6 of the Employment Agreement between the Employer and Mr. Gentile entered into on February 13, 2016 and effective as of April 1, 2016, as amended (the “Gentile Employment Agreement”):

•	Cash severance equal to one year of Mr. Gentile’s current annualized base salary, or $1,300,000, to be paid in substantially equal installments on the Employer’s regular payroll dates during the 12-month period following the Separation Date; and
•	Additional cash payments equal to the cost necessary to maintain continued medical and dental benefit coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the 12-month period following the Separation Date, to be paid in substantially equal monthly installments during the 12-month period following the Separation Date.

In addition to the obligations under the Gentile Employment Agreement, the Separation Agreement provides (i) for payment equal to the cost necessary to maintain continued medical and dental coverage under COBRA for an additional one-month period following the Separation Date and continued vision coverage under COBRA, (ii) for outplacement services for a period of 12 months following the Separation Date, not to exceed $100,000, (iii) for reimbursement of up to $25,000 in attorney’s fees incurred by Mr. Gentile in connection with the negotiation of the Separation Agreement, and (iv) that 91,978 of his outstanding time-based restricted stock units (“RSUs”), previously granted to Mr. Gentile under the Spirit AeroSystems Holdings, Inc. long-term incentive program (the “LTIP”) maintained pursuant to and in accordance with the terms and conditions of the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan, as amended or restated from time to time (the “OIP”) that were otherwise scheduled to vest in February 2024 will remain outstanding and eligible to vest on their originally scheduled vesting dates, in each case, subject to Mr. Gentile’s execution of and continued compliance with the Separation Agreement, including compliance with the Restrictive Covenants.

The Separation Agreement further provides that, for a period of three months following the Separation Date (the “Consulting Period”), Mr. Gentile will serve as an advisor to the Company’s interim President and Chief Executive Officer and will provide consulting and transition services to the Company, the Board, and the Company’s interim President and Chief Executive Officer, as requested and at such times as mutually agreed to by the parties. Mr. Gentile will receive a retainer in the amount of $50,000 and in addition an hourly rate of compensation of $2,500 for the provision of such services in excess of 20 hours, subject to Mr. Gentile’s execution of and continued compliance with the Separation Agreement, including compliance with the Restrictive Covenants.

Mr. Gentile remains subject to certain restrictive covenants relating to confidentiality, non-competition and non-solicitation, as set forth in the Gentile Employment Agreement (the “Restrictive Covenants”).

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Patrick M. Shanahan

On September 30, 2023, the Board appointed Patrick M. Shanahan as interim President and Chief Executive Officer of the Company and of the Employer. In connection with that appointment, Mr. Shanahan will assume the role of the Company’s principal executive officer (as contemplated by Rule 13a-14 of the Securities Exchange Act of 1934 (the “Exchange Act”)) and also continue to serve on the Board as a non-independent member.

Mr. Shanahan, age 61, has served as a director of the Company since 2021. Mr. Shanahan served as the 33rd Deputy Secretary of Defense. He served as Acting Secretary of Defense from January 1, 2019 to June 23, 2019. Mr. Shanahan previously served as the Senior Vice President, Supply Chain & Operations at The Boeing Company. Mr. Shanahan joined The Boeing Company in 1986 and spent over three decades with the company in a variety of roles. Mr. Shanahan is a National Academy of Engineering Member, Royal Aeronautical Society Fellow, Society of Manufacturing Engineers Fellow and American Institute of Aeronautics and Astronautics Associate Fellow. He served as a regent at the University of Washington for over five years. Mr. Shanahan holds a Bachelor of Science degree in mechanical engineering from the University of Washington and two advanced degrees from the Massachusetts Institute of Technology. Mr. Shanahan currently serves as a director of each of Leidos Holdings, Inc. and CAE, Inc. and previously served as a director for Zanite Acquisition Corporation from 2021 to 2022.

There are no arrangements or understandings between Mr. Shanahan and any other persons pursuant to which he was selected to serve as the Company’s President and Chief Executive Officer. There are no family relationships between Mr. Shanahan and any director or executive officer of the Company, and Mr. Shanahan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Effective as of September 30, 2023 (the “Shanahan Start Date”), the Employer entered into an Employment Agreement with Mr. Shanahan memorializing the terms of his role as President and Chief Executive Officer of the Company (the “Shanahan Employment Agreement”). Pursuant to the Shanahan Employment Agreement, Mr. Shanahan will receive an annualized base salary of $2,000,000 and will be eligible (i) to receive a one-time grant of RSUs under the LTIP maintained pursuant to and in accordance with the terms and conditions of the OIP, with a grant date value of approximately $8,000,000 (the “RSU Grant”), as further described below, (ii) to receive temporary housing benefits in Wichita, Kansas provided in accordance with the terms and conditions of the Company’s relocation policy, (iii) to use the Company’s aircraft in accordance with the terms and conditions of the Company’s aircraft policy, and (iv) to receive an automobile allowance provided in accordance with the terms and conditions of the Company’s automobile policy.

If Mr. Shanahan’s employment is terminated by the Employer without “cause” or if Mr. Shanahan resigns for “good reason” (each such quoted term as defined in the Shanahan Employment Agreement), then the RSUs granted to Mr. Shanahan pursuant to the RSU Grant shall become fully vested as of the date of such termination of employment, subject to his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the Shanahan Employment Agreement and satisfaction of a release of claims requirement.

If Mr. Shanahan’s employment is terminated by the Employer without cause or if Mr. Shanahan resigns for good reason, in each case, within one year following a “change in control” (such term as defined in the Shanahan Employment Agreement and such termination of employment, a “Qualifying Termination”), then Mr. Shanahan will be eligible to receive cash severance equal to one year’s annualized base salary, and if such Qualifying Termination occurs prior to the first anniversary of the Shanahan Start Date, then Mr. Shanahan will also be eligible to receive additional cash severance equal to the portion of his annualized base salary that he would have otherwise received during the one-year period of employment following the Shanahan Start Date but for the Qualifying Termination. These potential severance benefits are subject to Mr. Shanahan’s continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the Shanahan Employment Agreement and satisfaction of a release of claims requirement.

The grant date value of the RSU Grant is based on the number of shares subject to the grant multiplied by $16.14, the closing price of the Common Stock on Friday, September 29, 2023. Because the Company had not announced the change in its Chief Executive Officer or other material information, such as its results for the third fiscal quarter of 2023, that closing price may not reflect all material information, which could result in a higher or lower value being received than is evident from the most recent closing price. The Compensation Committee of the Board took that possibility into consideration when it determined the size of the award.

During the period Mr. Shanahan serves as the Company’s President and Chief Executive Officer, Mr. Shanahan will not receive compensation as a non-employee director of the Company. In connection with the appointment of Mr. Shanahan as the Company’s President and Chief Executive Officer, Mr. Shanahan ceased to serve as a member of the Audit Committee of the Board and of the Risk Committee of the Board, in each case, effective as of September 30, 2023.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Shanahan Employment Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On October 2, 2023, the Company issued a press release announcing Mr. Gentile’s departure and the appointment of Mr. Shanahan as the Company’s interim President and Chief Executive Officer, as discussed below. A copy of the press release is furnished as Exhibit 99.1.

The information furnished with this report, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Separation Agreement and General Release, dated September 30, 2023, by and between Thomas C. Gentile III and Spirit AeroSystems, Inc.
10.2	Employment Agreement, dated September 30, 2023, by and between Patrick M. Shanahan and Spirit AeroSystems, Inc.
99.1	Press release dated October 2, 2023.
104	Cover Page Interactive Date File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: October 2, 2023	By:	/s/ Mindy McPheeters
Mindy McPheeters
Senior Vice President, General Counsel & Corporate Secretary

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